                                         [On Letterhead of The Bank of New York]


                                                                     Exhibit 4.2



                                October 16, 2000



Nuveen Investments
333 West Wacker Drive
Chicago, Illinois  60606


     Re:          Nuveen Unit Trusts--Series 106
                  ----------------------------------------
Dear Sirs:

     The Bank of New York is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on October 13, 2000 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 106 and subsequent. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-47658) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                             Very truly yours,

                                     /s/ Thomas Porrazzo

                                     Thomas Porrazzo
                                     Vice President